Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
US Airways Group, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of US Airways Group, Inc. of our report dated February 22, 2001, except as to Note 9, which is as of March 6, 2001, relating to the consolidated balance sheets of US Airways Group, Inc. and subsidiaries (the "Company") as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of US Airways Group, Inc.

/s/ KPMG LLP

KPMG LLP
McLean, Virginia
January 30, 2002